Exhibit 99.1



Investor Contact:                                                 Media Contact:
615-855-5524                                                      615-855-5209


DOLLAR  GENERAL  REPORTS  INCREASED  SALES AND EARNINGS FOR THE FIRST QUARTER OF
2002

GOODLETTSVILLE, Tennessee - May 30, 2002 - Dollar General Corporation (NYSE: DG) today reported that net income for the first quarter of fiscal 2002 increased
26.8 percent to $45.9 million, or $0.14 per diluted share, compared with $36.2 million, or $0.11 per diluted share in the first quarter of fiscal 2001. The Company incurred approximately $5.3 million and $0.3 million in restatement-related expenses in the first quarters of 2002 and 2001, respectively. Excluding the restatement-related expenses from both years, net income during the current year period increased by 35.3 percent to $49.3 million, or $0.15 per diluted share, as compared against net income of $36.4 million, or $0.11 per diluted share in the comparable prior year period.

Net sales during the first quarter of 2002 were $1.39 billion as compared against $1.20 billion in the first quarter of 2001, an increase of 15.5 percent. The increase resulted primarily from 535 net new stores and a same-store sales increase of 6.7 percent. During the first quarter of 2002, the Company opened 200 stores and closed 9 stores. Gross profit during the current year period was $380.3 million, or 27.4 percent of sales versus $321.4 million, or 26.7 percent of sales during the comparable period in the prior year, an increase of 18.3 percent. S,G&A expenses during the current year period were $297.3 million, or
21.4 percent of sales, versus $252.0 million, or 20.9 percent of sales during the comparable period in the prior year, an increase of 18.0 percent. Excluding the restatement-related expenses noted above, S,G&A expense would have been $292.0 million, or 21.0 percent of sales, in the current year versus $251.7 million, or 20.9 percent of sales, in the prior year, an increase of 16.0 percent. Interest expense during the current year period was $10.4 million versus $11.6 million in the prior year. The Company's effective tax rate was
36.7 percent in the current year period versus 37.4 percent in the comparable prior year period.

The Company spent approximately $34.8 million on capital expenditures in the first quarter of 2002 and concluded the quarter with approximately $287.4 million in cash and $732.0 million in total debt.

"These results follow our strong performance in fiscal 2001, and they are indicative of a strong management team doing a better job of implementing our strategy" said Cal Turner, Chairman and CEO.

As of May 3, 2002, Dollar General operated 5,731 neighborhood stores in 27 states with distribution centers in Florida, Kentucky, Mississippi, Missouri, Ohio, Oklahoma and Virginia.

In accordance with the interpretations of the staff of the Securities and Exchange Commission and the normal procedures of the Company, the Company's financial statements for the first quarter of fiscal 2002 will not be deemed to have been issued until the Company's Quarterly Report on Form 10Q is filed, and as a result, the Company's financial statements will necessarily remain subject to adjustment until such filing.

This press release contains historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities, including its ability to refinance or replace such facilities on favorable terms at the maturity thereof; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); the

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Company's ability to enter into new credit facilities on terms acceptable to the
Company prior to the expiration in September 2002 of the terms of the Company's existing credit facilities, general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; and the impact of the litigation and regulatory proceedings related to the restatement of the Company's financial statements, including the funding of the settlement of such litigation and the risk that the conditions to the effectiveness of such settlements, including approval by the courts, may not be realized.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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                           DOLLAR GENERAL CORPORATION

                        Selected Balance Sheet Highlights
                                 (in thousands)


                                             (Unaudited)
                                             May 3, 2002     February 1, 2002
                                             -----------     ----------------
Cash and cash equivalents                    $  287,424         $  261,525
Merchandise inventories                       1,134,449          1,131,023
Total Assets                                  2,588,732          2,552,385
Total Long-term obligations                     731,960            735,145
Total Shareholders' equity                    1,088,660          1,041,718



                  Sales by Category For the First Quarter Ended
                                 (in thousands)


                                (Unaudited)       (Unaudited)
                                May 3, 2002        May 4, 2001      % Chg
                                -----------        -----------      -----
Highly Consumable               $  851,236         $  721,292       18.0%
Hardware and Seasonal              204,763            168,804       21.3%
Basic Clothing                     142,301            130,632        8.9%
Home Products                      191,112            181,776        5.1%
  TOTAL SALES                   $1,389,412         $1,202,504       15.5%



                 New Store Activity For the First Quarter Ended

                                (Unaudited)       (Unaudited)
                                May 3, 2002       May 4, 2001
                                -----------       -----------
Beginning Store Count              5,540             5,000
New Store Openings                   200               213
Store Closings                         9                17
Net New Stores                       191               196
Ending Store Count                 5,731             5,196
Total Selling Square Footage      38,640            35,181



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